Exhibit 99.1

Codiak Appoints Jennifer Wheler, M.D., as Chief Medical Officer

– Former Principal Investigator at MD Anderson Cancer Center and immuno-oncology drug developer at Novartis joins Codiak leadership –

– Benny Sorensen, M.D, Ph.D. named SVP, Strategic Projects –

CAMBRIDGE, Mass., May 10, 2021 — Codiak BioSciences, Inc. (Nasdaq: CDAK), a clinical-stage biopharmaceutical company focused on pioneering the development of exosome-based therapeutics as a new class of medicines, today announced the appointment of Jennifer Wheler, M.D., an industry leader in targeted oncology and immunotherapy drug development, as Chief Medical Officer. Dr. Wheler, who joins the company’s Executive Leadership Team and reports to president and CEO Douglas Williams, Ph.D., will provide leadership and direction for Codiak’s pipeline of clinical development programs through early-stage trials to global regulatory submissions.

Benny Sorensen, M.D., Ph.D., who has led the preclinical to clinical translational work and clinical strategy for Codiak for the past five years, advancing exoSTINGTM and exoIL-12TM through IND/CTA and into the current Phase 1 trials will become Senior Vice President, Strategic Projects. Dr. Sorensen will report to president and CEO Douglas Williams and continue as a member of Codiak’s Executive Leadership Team. He will help direct business development and other strategic external partnering projects and continue to provide support for the ongoing clinical trials.

“In the past year, our clinical team, led by Benny, has initiated two clinical programs and we expect to file an IND for a third program later this year, all of which are evaluating the potential for engineered exosomes to engage the immune system in novel ways to attack intractable cancers. With the anticipated advancement and intensified focus in oncology, we believe it is an ideal time for us to expand our team for the next phase of growth,” said Dr. Williams. “As a clinical oncologist with many years of patient treatment and drug development experience, Jennifer knows this space incredibly well and will bring valuable leadership and deep domain expertise to the outstanding team that we already have in place.”

Dr. Wheler brings more than 20 years of experience in industry and academic clinical research to Codiak, including a strong track record of successful early-stage oncology drug development. A board-certified oncologist, she served most recently as chief medical officer of Bicara Therapeutics, where she designed and led the first-in-human Phase I/II trial for the company’s bi-functional antibody candidate, including building the clinical trial infrastructure, clinical operations team and KOL network. Previously, Dr. Wheler led first-in-human studies for novel immuno-oncology assets at Novartis Institutes for BioMedical Research. From 2006 to 2015, she worked in the Department of Investigational Cancer Therapeutics at the University of Texas MD Anderson Cancer Center where she served as Principal Investigator on more than 30 Phase 1 trials, including one of the first published trials of randomized data demonstrating benefit for treating patients with therapy matched to their tumor’s molecular profile. She is co-author on more than 145 peer-reviewed publications. Dr. Wheler completed fellowships in breast cancer medicine at Memorial Sloan Kettering Cancer Center and in oncology at Yale Cancer Center and her internal medicine residency at Columbia University Irving Medical Center and New York-Presbyterian Hospital. She received her A.B. from Princeton University and her M.D. from Weill Cornell Medical College in New York. With a background in the arts, Dr. Wheler also founded Collage, a nonprofit organization that brings personalized and innovative art programs to patients living with cancer.

“Codiak has a rich pipeline of first-in-class molecules that leverages a deep understanding of exosome biology and engineering. These exquisitely constructed molecules combine targeted and immunomodulatory approaches that have previously been elusive—the potential to impact the lives of patients with cancer and other diseases is immense,” said Dr. Wheler. “As an oncologist who has spent much of my career investigating new drugs designed to improve outcomes for patients, I see this as an tremendous opportunity: the science is compelling, the early clinical data support the desired product profile and the team is superb. I am excited to lend my experience to help lead the current clinical programs and work to guide the next programs into the clinic.”

“I’m excited to welcome Jennifer to Codiak,” said Dr. Sorensen. “With two oncology-focused programs now in the clinic and a third on track for IND this year, her background and experience will be incredibly valuable as we continue to advance these candidates. I look forward to collaborating with her as Codiak remains focused on moving the exoSTING and exoIL-12 clinical trials toward expected data read-outs later this year and prepares for the planned exoASO-STAT6 IND submission.”

About Codiak BioSciences

Codiak is a clinical-stage biopharmaceutical company focused on pioneering the development of exosome-based therapeutics, a new class of medicines with the potential to transform the treatment of a wide spectrum of diseases with high unmet medical need. By leveraging the biology of exosomes as natural intercellular transfer mechanisms, Codiak has developed its proprietary engEx Platform to expand upon the innate properties of exosomes to design, engineer and manufacture novel exosome therapeutic candidates. Codiak has utilized its engEx Platform to generate a deep pipeline of engineered exosomes aimed at treating a broad range of disease areas, spanning oncology, neuro-oncology, neurology, neuromuscular disease and infectious disease.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, statements concerning the development and therapeutic potential of the Company’s engEx Platform, engEx product candidates and engineered exosomes generally, including future development plans, regulatory filings, data releases and timing with respect thereto. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of these risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Codiak’s Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent filings with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties and other important factors in Codiak’s subsequent filings with the Securities and Exchange Commission. All information in this press release is current as of the date of this report, and Codiak undertakes no duty to update this information unless required by law.

Investor Contact:

Christopher Taylor

VP, Investor Relations and Corporate Communications

T: 617-949-4220

E: investor@codiakbio.com

Media Contact:

Lindy Devereux

Scient PR

T: 646-515-5730

E: media@codiakbio.com